UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	August 1, 2013

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On August 1, 2013, AmTrust Financial Services, Inc. (the “Company”) and its wholly-owned subsidiary, Technology Insurance Company, Inc. (“TIC”) received notice from Integon National Insurance Company (“Integon”), a wholly-owned subsidiary of National General Holdings Corp. (“NGHC”), that Integon was terminating, effective August 1, 2013, TIC's participation in the Personal and Commercial Automobile Quota Share Reinsurance Agreement between Integon, TIC, Maiden Insurance Company Ltd., and ACP Re, Ltd. (the “Personal Lines Quota Share”). TIC has a 20% participation in the Personal Lines Quota Share, by which TIC receives 10% of the net premiums of NGHC's personal lines business. The Personal Lines Quota Share provides that the reinsurers, severally, in accordance with their participation percentages, receive 50% of the net premium of the personal lines business and assume 50% of the related net losses. As a result of this agreement, TIC assumed approximately $60 million of business during the six months ended June 30, 2013, resulting in $1.2 million of underwriting income for that period. The termination is on a run-off basis, meaning TIC will continue to receive 10% of the net premiums and assume 10% of the related net losses with respect to policies in force as of July 31, 2013 through the expiration of such policies.

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On August 6, 2013, AmTrust Financial Services, Inc. issued a press release announcing its results of operations for the second quarter ended June 30, 2013 and the scheduling of a conference call on August 6, 2013 with respect thereto. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is furnished as Exhibit 99.1 to this report.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release dated August 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	August 6, 2013

/s/ Stephen Ungar
Stephen Ungar
Secretary